Exhibit 10.2

FIRST AMENDMENT TO FINANCING AND SECURITY AGREEMENT

THIS FIRST AMENDMENT TO FINANCING AND SECURITY AGREEMENT (this “Amendment”) is made as of the 1st day of September, 2011 (the “Effective Date”), by and between LIQUIDITY SERVICES, INC., a corporation organized under the laws of the State of Delaware (“Borrower”) and BANK OF AMERICA, N.A., a national banking association, its successors and assigns (“Lender”).

RECITALS

A. Borrower and Lender entered into a Financing and Security Agreement dated April 30, 2010 (the same, as amended, modified, restated, substituted, extended, and renewed at any time and from time to time, the “Financing Agreement”).

B. The Financing Agreement provides for some of the agreements between Borrower and Lender with respect to certain Credit Facilities consisting of (i) a revolving credit facility in the maximum principal amount of Thirty Million Dollars ($30,000,000) and (ii) a letter of credit facility in the maximum principal amount of Ten Million Dollars ($10,000,000) as part of that revolving credit facility, to be used by Borrower for the Permitted Uses described in the Financing Agreement.

C. Borrower has advised Lender that Profar Acquisition Partners, LLC, a Delaware limited liability company and a wholly owned acquisition subsidiary of Borrower (the “Acquisition Subsidiary”) intends to acquire certain of the assets (the “Jacobs Trading Acquisition”) of Jacobs Trading, LLC, a limited liability company organized under the laws of the State of Minnesota (“Jacobs Trading”).

D. In connection with the Jacobs Trading Acquisition, Borrower will issue to Jacobs Trading an unsecured Subordinated Promissory Note in the original principal amount of Forty Million and No/100 Dollars ($40,000,000.00) in substantially the form of Exhibit A hereto (the “Jacobs Trading Subordinated Note”).

E. Borrower has requested that Lender consent to the Jacobs Trading Acquisition, including, without limitation, the issuance of the Jacobs Trading Subordinated Note (collectively, the “Jacobs Trading Acquisition Transaction”), and Lender is willing to consent to the Jacobs Trading Acquisition Transaction on the terms and conditions set forth in this Amendment.

AGREEMENTS

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, receipt of which is hereby acknowledged, Borrower and Lender agree as follows:

1 Recitals.  Borrower and Lender agree that the Recitals above are a part of this Amendment.

2  Definitions.  Unless otherwise expressly defined in this Amendment, terms defined in the Financing Agreement shall have the meanings given thereto in the Financing Agreement.

3  Consent.  Subject to the following terms and the terms of Section 17 below, Lender hereby consents to the Jacobs Trading Acquisition Transaction and agrees that (i) the Jacobs Trading Acquisition Transaction shall not, in and of itself, be deemed to violate Sections 6.2.1 and 6.2.4 of the Financing Agreement, (ii) the Jacobs Trading Acquisition constitutes a “Permitted Acquisition” for purposes of the Financing Agreement and (iii) the Jacobs Trading Subordinated Note constitutes “Subordinated Indebtedness” for purposes of the Financing Agreement.

4  Covenants Regarding the Jacobs Trading Acquisition Transaction.  Borrower hereby covenants, represents and warrants to Lender that:

(a)           the Jacobs Trading Subordinated Note will constitute “Subordinated Indebtedness” pursuant to the terms of Jacobs Trading Subordination Agreement (as hereinafter defined);

(b)           neither Borrower nor any of its Subsidiaries shall grant or permit any Lien on any of its assets other than in favor of the Lender in connection with the Jacobs Trading Acquisition Transaction; and

(c)           (i) pursuant to the definition of “Designated Senior Indebtedness” in the Jacobs Trading Subordination Agreement, all Obligations (as defined in the Financing Agreement) will be “Designated Senior Indebtedness” for all purposes of, and as defined in, the Jacobs Trading Subordination Agreement, (ii) pursuant to Section 6.2.7(a)(ii) of the Financing Agreement, the Borrower shall not amend the Jacobs Trading Subordination Agreement and (iii) pursuant to Section 6.2.7(c) of the Financing Agreement, the Borrower shall not designate any other Indebtedness as “Designated Senior Indebtedness” without the prior written consent of Lender, which Lender may grant or withhold in its sole and absolute discretion.

5  Jacobs Trading Subordinated Note.  Borrower hereby represents and warrants to the Lender that without the prior written consent of the Lender: (i) pursuant to Section 6.2.18 of the Financing Agreement, it shall not amend, supplement or modify, any of the Jacobs Trading Acquisition Documents (as hereinafter defined), (ii) pursuant to Section 6.2.7(a)(ii) of the Financing Agreement, it shall not amend, supplement or modify the Jacobs Trading Subordination Agreement, (ii) pursuant to Sections 6.2.3 and 6.2.7(a)(iii) of the Financing Agreement, it shall not make any payments of principal under the Jacobs Trading Subordinated Note, other than (y) regularly scheduled principal payments and (z) to the extent and at the time permitted by Sections 6.2.3(b)(y) and (z) and 6.2.7(a)(iii) of the Financing Agreement.

6  Defined Terms.  Section 1.1 of the Financing Agreement is hereby amended as follows:

(a)           The definitions of “Fixed Charges” and “Pro Forma Calculation” are amended and restated in their entirety as follows:

“Fixed Charges” means as to the Borrower for any period of determination, the sum of (a) current maturities of long term debt and Capital Leases measured as of the date that is twelve (12) months prior to the last day of such testing period, plus (b) required payments of interest on all Indebtedness for Borrowed Money of the Borrower, plus (c) cash Taxes paid, plus (d) rent and lease expense, provided that Fixed Charges shall not include any prepayments (including, for the avoidance of doubt, pursuant to the exercise of any offset under Section 10 of the Jacobs Trading Subordinated Note) on the Jacobs Trading Subordinated Note permitted under this Agreement.

“Pro Forma Calculation” means a calculation made on a pro forma basis (after giving effect to cost savings and synergies arising from acquisitions, dispositions, investments and business restructurings that have been or are expected to be realized within twelve (12) months from the date of determination to the extent they are reasonably identifiable, actually supportable and approved by the Lender in its sole but reasonable discretion).

(b)           The following definitions are hereby added in alphabetical order to Section 1.1 of the Financing Agreement:

“Acquisition Subsidiary” has the meaning provided for in the First Amendment.

“First Amendment” means the First Amendment to Financing and Security Agreement dated as of August 31, 2011 between Borrower and Lender.

“Jacobs Trading” means Jacobs Trading, LLC, a limited liability company organized under the laws of the State of Minnesota.

“‘Jacobs Trading Acquisition Agreement’ means the Asset Purchase Agreement dated as of August 31, 2011 among Borrower, Acquisition Subsidiary and Jacobs Trading.

“Jacobs Trading Subordinated Note” means that certain Subordinated Promissory Note, in substantially the form attached to the First Amendment as Exhibit A, issued by Borrower in favor of Jacobs Trading, LLC in the principal amount of Forty Million Dollars ($40,000,000).

“Jacobs Trading Subordination Agreement” means that certain Subordination Agreement in substantially the form of Exhibit B to the First Amendment by and among Jacobs Trading, LLC, Borrower and Lender.

(c)           The following paragraph is added as the final paragraph of Section 1.1:

For purposes of computing the Fixed Charge Coverage Ratio and the ratio of Funded Debt to EBITDA (and any financial calculations required to be made or included within such ratios) as of any date, all components of such ratios for the period of four fiscal quarters ending at the end of the fiscal quarter most recently ended on or prior to such date shall be calculated on the basis of a Pro Forma Calculation in respect of any business or assets that have been acquired or disposed of as permitted under this

Agreement by the Borrower or any of its Subsidiaries (including through mergers or consolidations) after the first day of such period of four fiscal quarters and prior to such date.

7  Purchase or Redemption of Securities, Dividend Restrictions.  Section 6.2.3 of the Financing Agreement is hereby amended and restated in its entirety as follows:

6.2.3  Purchase or Redemption of Securities, Dividend Restrictions.

(a)           Borrower will not purchase, redeem or otherwise acquire any shares of its capital stock or warrants now or hereafter outstanding, declare or pay any dividends thereon (other than stock dividends), apply any of its property or assets to the purchase, redemption or other retirement of, set apart any sum for the payment of any dividends on, or for the purchase, redemption, or other retirement of, make any distribution by reduction of capital or otherwise in respect of, any shares of any class of capital stock of Borrower, or any warrants, permit any Subsidiary to purchase or acquire any shares of any class of capital stock of, or warrants issued by, Borrower, make any distribution to stockholders or set aside any funds for any such purpose, and not voluntarily prepay any Indebtedness for Borrowed Money under Section 6.2.4(e) and purchase or redeem any Indebtedness for Borrowed Money other than the Obligations.

(b)           Notwithstanding the foregoing, Borrower:

(x)           may repurchase its common stock on the open market and the stock of employees, directors or consultants, so long as:

(i)           a Default or an Event of Default does not exist at the time of any such repurchase and would not exist after giving effect thereto on a pro forma basis, and

(ii)          either (A) the proceeds of Revolving Loans are not used to make such repurchase or (B) both (I) Borrower’s Pro Forma Calculation of Funded Debt to EBITDA Ratio, for the rolling four (4) quarter period ending on that last day of the most recent fiscal quarter for which financial statements have been, or are required to have been, delivered pursuant to Section 6.1.1, is less than 1.25 to 1.00 and (II) the sum of (aa) cash and Cash Equivalents held by the Borrower and its Subsidiaries after giving effect to such repurchase plus (bb) availability under the Revolving Credit  Facility is not less than $15,000,000.

(y)          may exercise offset under Section 10 of the Jacobs Trading Subordinated Note; and

(i)            a Default or an Event of Default does not exist; and

(ii)           Borrower’s Pro Forma Calculation of Funded Debt to EBITDA Ratio, for the rolling four (4) quarter period ending on that last day of the most recent fiscal quarter for which financial statements have been, or are required to have been, delivered pursuant to Section 6.1.1, is less than 1.25 to 1.00.

(z)           may voluntarily prepay, in whole or in part, the Jacobs Trading Subordinated Note if each of the following conditions is met at the time of such prepayment and after giving effect thereto:

8   Indebtedness.  Section 6.2.4 of the Financing Agreement is hereby amended by (i) deleting the word “and” at the end of clause (e) thereof, (ii) replacing the period at the end of clause (f) thereof with the expression “; and” and (iii) adding a new clause (g) to read in its entirety as follows:

8.1          (g)           obligations to make earn-out payments in connection with any Permitted Acquisition made in accordance with Section 6.2.1 of this Agreement.

9   Subordinated Indebtedness.  Section 6.2.7 of the Financing Agreement is hereby amended and restated in its entirety as follows:

6.2.7           Subordinated Indebtedness.  The Borrower will not, and will not permit any Subsidiary to make:

(a)           in the case of Jacobs Trading Subordinated Note: (i) any payment of principal of, or interest on, any of the Subordinated Indebtedness in violation of Jacobs Trading Subordination Agreement; and (ii) any amendment or modification of or supplement to the documents evidencing, subordinating or securing the Jacobs Trading Subordinated Note; or (iii) payment of principal or interest on the Jacobs Trading Subordinated Note other than (A) as permitted pursuant to Section 6.2.3(b)(y) or (z) or (B) when due.

(b)           in the case of any Subordinated Indebtedness other than the Jacobs Trading Subordinated Note: (i) any payment of principal of, or interest on, any such Subordinated Indebtedness, if a Default or an Event of Default then exists hereunder or would result from such payment; (ii) any payment of the principal or interest due on such Subordinated Indebtedness as a result of acceleration thereunder; (iii) any amendment or modification of or supplement to the documents evidencing or securing such Subordinated Indebtedness; or (iv) payment of principal or interest on such Subordinated Indebtedness other than when due.

(c)           Borrower will not designate any Indebtedness (as defined in the Financing Agreement), other than the Obligations, as “Designated Senior Indebtedness” under, and as defined in, the Jacobs Trading Subordination Agreement without the prior written consent of Lender, which Lender may grant or withhold in its sole and absolute discretion.

10   Transactions with Affiliates.  Section 6.2.9 of the Financing Agreement is hereby amended and restated in its entirety as follows:

  6.2.9  Transactions with Affiliates.

Borrower and its Subsidiaries will not enter into or participate in any transaction with any Affiliate or, except in the ordinary course of business, with the officers, directors, employees and other representatives of Borrower and/or any Subsidiary; provided that this Section 6.2.9 shall not limit (i) transactions among the Borrower and its Subsidiaries that are on an arms-length basis or (ii) transactions among the Borrower and the Guarantors.

11   Jacobs Trading Transaction.  The following is added immediately after Section 6.2.17 of the Financing Agreement as Section 6.2.18:

6.2.18 Jacobs Trading Acquisition Transaction.

The Borrower shall not amend, supplement or modify any of the documents now or hereafter evidencing the Jacobs Trading Acquisition Transaction, without the prior written consent of Lender, which Lender may grant or withhold in its sole and absolute discretion.

12   Representations and Warranties.  Borrower represents and warrants to Lender as follows:

12.1  Borrower (a) is a Registered Organization and is in good standing under the laws of the State of Delaware, (b) has the power to own its property and to carry on its business as now being conducted, and (c) is duly qualified to do business and is in good standing in each jurisdiction in which the character of the properties owned by it therein or in which the transaction of its business makes such qualification necessary, except in each case referred to in clause (c), to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect;

12.2  Borrower has full power and authority to execute and deliver this Amendment, and to incur and perform the Obligations under this Amendment, all of which have been duly authorized by all proper and necessary action.  No consent or approval of owners or any creditors of Borrower, and no consent, approval, filing or registration with or notice to any Governmental Authority on the part of Borrower, is required as a condition to the execution, delivery, validity or enforceability of this Amendment;

12.3  The Financing Agreement, as heretofore amended and as amended by this Amendment, and the other Financing Documents remains in full force and effect, and constitutes the valid and legally binding obligation of Borrower, enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties, and general principles of equity regardless of whether applied in a proceeding in equity or at law;

12.4  All of Borrower’s representations and warranties contained in the Financing Agreement and the other Financing Documents are true and correct on and as of the date of Borrower’s execution of this Amendment (unless expressly stated to be made as of a specified earlier date, in which case such representations and warranties were true and correct on and as of such earlier date);

12.5  No Event of Default and Default, has occurred and is continuing under the Financing Agreement or the other Financing Documents which has not been waived in writing by Lender; and

12.6  Attached as Exhibit C is a true, complete and correct copy of the Jacobs Trading Acquisition Agreement.  The Jacobs Trading Subordinated Note to be executed at closing of the Jacobs Trading Acquisition Transaction will not, without the prior written consent of the Lender, be modified in any material manner from the form attached hereto as Exhibit A other than amendments to insert the closing date and other non substantive changes.

13  Limitation of Amendments.

13.1  The amendments set forth above are effective for the purposes set forth herein and shall be limited precisely as written and shall not be deemed to (a) be a consent to any amendment, waiver or modification of any other term or condition of any Financing Document, or (b) otherwise prejudice any right or remedy which Lender may now have or may have in the future under or in connection with any Financing Document.

13.2  This Amendment shall be construed in connection with and as part of the Financing Documents and all terms, conditions, representations, warranties, covenants and agreements set forth in the Financing Documents, except as herein amended, are hereby ratified and confirmed and shall remain in full force and effect.

14  Novation.  Borrower agrees that this Amendment is not intended to and shall not cause a novation with respect to any or all of the Obligations.

15  Acknowledgements.  Borrower acknowledges and agrees that Lender has acted in good faith and has conducted in a commercially reasonable manner its relationships with Borrower in connection with this Amendment and generally in connection with the Financing Agreement and the Obligations, Borrower hereby waiving and releasing any claims to the contrary.

16  Fees and Expenses.  Borrower shall pay (i) on the Effective Date, to the extent Lender provides Borrower with invoices therefore not later than the Business Day prior to the Effective Date or (ii) otherwise, on the Business Day after any such invoices are provided, all fees, commissions, costs, charges, taxes and other expenses incurred by Lender and its counsel in connection with review of the Jacobs Trading Acquisition Documents and the preparation and negotiation of this Amendment and the Jacobs Trading Subordination Agreement, including, but not limited to, reasonable fees and expenses of Lender’s counsel and all recording fees, taxes and charges.

17  Conditions Precedent.  This Amendment shall be effective on the date (the “Effective Date”) on which the Lender shall have received:

(a)       this Amendment duly executed by each party hereto;

(b)  a copy of all of the duly executed documents relating to the Jacobs Trading Acquisition, including, without limitation, the Jacobs Trading Subordinated Note, certified by Borrower to Lender as being true, correct and complete;

(c)  the original fully executed Jacobs Trading Subordination Agreement;

(d)  an original Reaffirmation of Guaranty in form and substance satisfactory to Lender in its reasonable discretion, duly executed by each Guarantor;

(e)  proof that Borrower has paid all costs and expenses to Lender payable to Lender on the Effective Date pursuant to Section 16 of this Amendment; and

(f)  Such other information, instruments, documents, certificates and reports as Lender may reasonably request.

18  Counterparts.  This Amendment may be executed in any number of duplicate originals or counterparts, each of such duplicate originals or counterparts shall be deemed to be an original and all taken together shall constitute but one and the same instrument.  Borrower agrees that Lender may rely on a telecopy of any signature of Borrower.  Lender agrees that Borrower may rely on a telecopy of this Amendment executed by Lender.

19  Financing Documents; Governing Law; Etc.  This Amendment is one of the Financing Documents defined in the Financing Agreement and shall be governed and construed in accordance with the laws of the State of New York.  The headings and captions in this Amendment are for the convenience of the parties only and are not a part of this Amendment.

20  Modifications.  This Amendment may not be supplemented, changed, waived, discharged, terminated, modified or amended, except by written instrument executed by the parties.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

IN WITNESS WHEREOF, Borrower and Lender have executed this Amendment under seal as of the date and year first written above.

WITNESS/ATTEST:	LIQUIDITY SERVICES, INC.

	By:	/s/ James M. Rallo	(Seal)
Name: James M. Rallo
Title: Chief Financial Officer and Treasurer

WITNESS:	BANK OF AMERICA, N.A.

	By:	/s/ Michael J. Radcliffe	(Seal)
Name: Michael J. Radcliffe
Title: Senior Vice President